                             EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT ("Agreement"), signed January 15, 1998, between INTERWEST BANCORP, INC. ("InterWest"), PACIFIC NORTHWEST BANK ("Bank") and PATRICK M. FAHEY ("Executive") takes effect on the effective date of the Reorganization ("Effective Date").



                                   RECITALS
A. InterWest has entered into a Plan and Agreement of Reorganization ("Plan") with the Bank, under which the Bank will become a wholly owned subsidiary of InterWest ("Reorganization").

B. Executive is presently the Bank's Chairman, President, and Chief Executive Officer ("CEO"). The Bank wishes to continue Executive's employment in that capacity under the terms and conditions of this Agreement. In addition, InterWest wishes to employ Executive as Vice Chairman/Commercial Banking.

C. Under the terms of this Agreement, Executive wishes to continue his employment with the Bank and to accept employment with InterWest.


                                   AGREEMENT
     The parties agree as follows.

1. EMPLOYMENT. The Bank will continue Executive's employment during the Term, and Executive accepts employment by the Bank and InterWest on the terms and conditions set forth in this Agreement. Executive's title will be "Chairman of the Board, President, and CEO." In addition, during the Term, Executive will have the title with InterWest of "Vice
     Chairman/Commercial Banking," and Executive will be considered a member of the Executive Management Team of InterWest.

2.   EFFECTIVE DATE AND TERM.

     (a) EFFECTIVE DATE.  This Agreement is effective as of the Effective Date.

     (b) TERM. The term of this Agreement ("Term") is three years, beginning on the Effective Date.

     (c) ABANDONMENT OF THE REORGANIZATION. If the Plan terminates before Closing, this Agreement will not become effective and will be void.

3. DUTIES. Executive will faithfully and diligently perform the duties assigned to Executive from time to time by the Bank's board of directors, by InterWest's board of directors, or by the President or CEO of InterWest. Executive will use his best efforts to perform his duties and will devote full time and attention to these duties during working hours. These duties will include, without limitation, the following:

     (a) BANK PERFORMANCE. Executive will be responsible for all aspects of the Bank's performance, including, without limitation, directing that daily operational and managerial matters are performed in a manner consistent with InterWest's and the Bank's policies. These duties will also include formulating and implementing the Bank's expansion strategies and performing all other tasks in connection with the Bank's management and affairs that are normal and customary to Executive's position.

     (b) COMMERCIAL BANKING. Executive will participate in the management team that is responsible for oversight of InterWest's commercial banking activities and for the integration of these activities with InterWest's existing operations. Executive's duties will also include assisting InterWest management with the development and implementation of acquisition strategies, and any other duties assigned to Executive by the CEO of InterWest after consultation with Executive.

     (c) DEVELOPMENT AND PRESERVATION OF BUSINESS. Executive will be responsible for the development and preservation of banking relation-ships and other business development efforts (including appropriate civic and community activities) in the Bank's market areas.

     (d) REPORT TO BOARD. Executive will report directly to the Bank's board of directors and to the CEO of InterWest. The Bank's or InterWest's board of directors may, from time to time, modify Executive's title or add to, delete from, or modify Executive's performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of Inter-West. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a), 3(b),and 3(c) of this Agreement.

4. SALARY. Initially, Executive will receive a salary of $275,000 per year, to be paid in accordance with the Bank's regular payroll schedule.

5. INCENTIVE COMPENSATION. The Bank's board of directors, subject to ratification by InterWest's board of directors, will determine the amount of bonus, if any, to be paid by the Bank to Executive for each year during the Term. In making this determination, the Bank's board of directors will consider factors such as Executive's performance of his duties and the safety, soundness, and profitability of the Bank. Executive's bonus, if any, will reflect Executive's contribution to the performance of the Bank during the year.

6. INCOME DEFERRAL AND BENEFITS. Subject to eligibility requirements and in accordance with and subject to any policies adopted by the Bank's or InterWest's board of directors with respect to any benefit plans or programs, Executive will be entitled to receive benefits (including stock options) similar to those offered to other executive officers of InterWest and its subsidiaries with position and duties comparable to those of Executive. The foregoing notwithstanding, it is the specific and agreed intent that the total compensation of Executive shall be, in the aggregate, comparable to the total compensation Executive is presently receiving at the Bank (including but not limited to benefits under the make whole plan, retirement plans, director fees, and long-term disability plans).

7. BUSINESS EXPENSES. The Bank will reimburse Executive for ordinary and necessary expenses (including, without limitation, Bank automobile, travel, entertainment, and similar expenses) incurred in performing and promoting the Bank's business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

8.   TERMINATION.

     (a) TERMINATION BY BANK FOR CAUSE. If, before the end of the Term, the Bank terminates Executive's employment for Cause or Executive terminates his employment without Good Reason, the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of Executive's termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 8(a).

     (b) OTHER TERMINATION BY BANK. If, before the end of the Term, the Bank terminates Executive's employment without Cause or Executive terminates his employment for Good Reason (defined below), the Bank will pay Executive for the remainder of the Term the salary Executive would have been entitled to under this Agreement if his employment had not terminated.

     (c) DEATH OR DISABILITY. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not require the Bank to expend any funds. If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated.

     (d) EXECUTIVE TERMINATION WINDOW. During the period commencing with the 25th month of the Term through the 30th month of the Term, Executive may terminate this Agreement by delivering written notice to the Bank and to InterWest. If Executive does so, regardless of whether Executive had Good Reason to terminate the Agreement, the Bank will pay Executive a single cash payment in an amount equal to Executive's W-2 income before salary deferrals over the twelve (12) months preceding the date of termination ("Total Annual Compensation").

     (e)  TERMINATION RELATED TO A CHANGE IN CONTROL.

          (1) TERMINATION BY BANK. If the Bank, or its successor in interest by merger, or its transferee in the event of a purchase and assumption transaction, (for reasons other than Executive's death, disability, or Cause) (1) terminates Executive's employment within one year following a Change in Control (as defined below) or (2) terminates Executive's employment before a Change in Control and a Change in Control occurs within nine months after the termination, the Bank will pay Executive the payment described in Section 8(e)(3).

          (2) TERMINATION BY EXECUTIVE. If Executive terminates Executive's employment, with or without Good Reason, within one year following a Change in Control, the Bank will pay Executive the payment described in Section 8(e)(3).

          (3) PAYMENTS. If Section 8(e)(1) or (2) is triggered as described in those Sections, the Bank will pay Executive a single payment in an amount equal to his Total Annual Compensation (as defined in Section 8(d) above).

     (f) LIMITATIONS ON PAYMENTS RELATED TO CHANGE IN CONTROL. The following apply notwithstanding any other provision of this Agreement:

          (1) the payment described in Section 8(e)(3) will be less than the amount that would cause it to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code; and

          (2) Executive's right to receive the payment described in Section 8(e)(3) terminates (i) immediately, if before the Change in Control transaction closes, Executive terminates his employment without Good Reason or the Bank terminates Executive's employment for Cause, or (ii) one year after a Change in Control occurs.

     (g) DEFINITION OF "CHANGE IN CONTROL". "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of InterWest, within the meaning of section 280G of the Internal Revenue Code.

     (h) RETURN OF BANK PROPERTY. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or InterWest. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or InterWest. The obligations in this paragraph include the return of documents and other materials which may be in Executive's desk at work, in Executive's car or place of residence, or in any other location under Executive's control.

9.   DEFINITION OF "CAUSE".  "Cause" means any one or more of the following:

     (a) Willful misfeasance or gross negligence in the performance of Executive's duties;

     (b)  Conviction of a crime in connection with his duties;

     (c) Conduct demonstrably and significantly harmful to the Bank, as reasonably determined by the Bank's board of directors on the advice of legal counsel; or

     (d) Permanent disability, meaning a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

10. DEFINITION OF "GOOD REASON". "Good Reason" means only any one or more of the following:

     (a) Reduction, without Executive's consent, of Executive's salary or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited;

     (b) The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement; or

     (c) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 60 miles each way from his current business office at the Bank on the date of this Agreement, unless Executive consents to the relocation or transfer.

11. CONFIDENTIALITY. Executive will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential information concerning the Bank or InterWest or their business operations or customers, unless (1) the Bank or InterWest consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Executive's duties under this Agreement, or (3) disclosure is required by law or court order.

12.  NONCOMPETITION.

     (a) PARTICIPATION IN A COMPETING BUSINESS. During the Term and for eighteen (18) months after Executive's employment with the Bank, InterWest, or any Subsidiary of InterWest ends (regardless of whether Executive's employment ends at the end of the Term or at some other point after the end of the Term), Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; PROVIDED, HOWEVER, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any entity (whether or not such entity is a Competing Business).

     (b) NO SOLICITATION. During the Term and for eighteen (18) months after Executive's employment with the Bank, InterWest, or any affiliate of InterWest ends (regardless of whether Executive's employment ends at the end of the Term or at some other point after the end of the
          Term), Executive will not directly or indirectly solicit or attempt to solicit (1) any employees of the Bank, InterWest, or any of InterWest's Subsidiaries, to leave their employment or (2) any customers of the Bank, InterWest, or any of InterWest's Subsidiaries to remove their business from the Bank, InterWest, or any of InterWest's Subsidiaries, or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

     (c) EMPLOYMENT OUTSIDE THE WASHINGTON STATE. Nothing in this Agreement prevents Executive from accepting employment after the end of the Term outside Washington State from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within Washington State or (b) have any responsibilities for the Competing Business' operations within Washington State.

     (d) COMPETING BUSINESS. "Competing Business" means any financial institution or trust company that competes with, or will compete in Washington State with, InterWest, the Bank, or any of InterWest's Subsidiaries. The term "Competing Business" includes, without limitation, any start-up or other financial institution or trust company in formation.

13.  ENFORCEMENT.

     (a) The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's and InterWest's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with the Bank and InterWest to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

     (b) Executive acknowledges that the Bank and InterWest will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 11 or 12 or threatens or attempts to do so. For this reason, under these circumstances, the Bank and InterWest, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and neither the Bank nor InterWest will be required to post a bond as a condition for the granting of this relief.

14. ADEQUATE CONSIDERATION. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

15.  ARBITRATION.

     (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

     (b) GOVERNING LAW. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

     (c) EXCEPTION TO ARBITRATION. Notwithstanding the above, if Executive violates Section 11 or 12, the Bank will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 15. The Bank may initiate these proceedings wherever appropriate within Washington State; but Executive will consent to venue and jurisdiction in King County, Washington.

16   MISCELLANEOUS PROVISIONS.

     (a) DEFINED TERMS. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

     (b) ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, Executive specifically waives the terms of and all of his rights under all employment, change-in-control and salary continuation agreements, whether written or oral, he has previously entered into with the Bank or any of its Subsidiaries or affiliates.

     (c) BINDING EFFECT. This Agreement will bind and inure to the benefit of the Bank's, InterWest's, and Executive's heirs, legal representatives, successors and assigns.

     (d) LITIGATION EXPENSES. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

     (e) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

     (f) COUNSEL REVIEW. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

     (g) Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

     (h) Amendment. This Agreement may be modified only through a written instrument signed by both parties.

     (i) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

     (j) GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. Except as otherwise provided in Section 15(c), the parties must bring any legal proceeding arising out of this Agreement in King County, Washington, and the parties will submit to jurisdiction in that county.

     (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

Signed: January 15, 1998:

INTERWEST BANCORP, INC.                     PACIFIC NORTHWEST BANK

___/s/ Stephen M. Walden                    _____/s/ Patrick M. Fahey
By: Stephen M. Walden                       By: Patrick M. Fahey
Its:  President                             Its:  President


                                            PATRICK M. FAHEY, individually


                                            /s/ Patrick M. Fahey
                                            PATRICK M. FAHEY